EXHIBIT 99.5

[LOGO OF NTL INCORPORATED]

FOR IMMEDIATE RELEASE

                       CWC CONSUMERCO ACQUISITION RECEIVES
                              COMPETITION CLEARANCE

New York,  New York  (March 22,  2000) - NTL  Incorporated  (Nasdaq  and Easdaq:
NTLI), today announced that the Secretary of State for Trade and Industry and the Competition Commission had cleared, without condition, NTL's acquisition of the consumer operations of Cable & Wireless Communications plc ("CWC ConsumerCo") from a competition perspective.

The Department of Trade and Industry is also expected to begin the final process for clearing France Telecom's investment in NTL, which is also a condition of the acquisition. France Telecom's investment in NTL has been subject to FT's undertakings with regard to its UK investments, which have now been finalized with the DTI, but are subject to a public comment period.

Although this public consultation period will slightly delay final closing of the transactions, all parties believe that a 2nd quarter closing is still achievable. The independent shareholders of CWC approved the scheme of arrangement to be entered into by CWC in connection with the Transaction on March 16th and NTL's stockholders approved France Telecom's investment on March 21st. An additional meeting of NTL's stockholders is scheduled for March 28th (subject to adjournment) to approve the acquisition of CWC ConsumerCo.

For information, please contact:
In the U.S.:
John F. Gregg, Chief Financial Officer
Richard J. Lubasch, Executive Vice President - General Counsel
Bret Richter, Vice President - Corporate Finance and Development
Erik Tamm, Investor Relations
Tel: (212) 906-8440
Or e-mail:  investor-relations@ntli.com

In the U.K.:
Will Robson - +44 1256 752 000